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                                                                 EXHIBIT (l)(21)

                               PURCHASE AGREEMENT

      Northern Funds (the "Trust"), a Delaware statutory trust, and Eric K. Schweitzer (the "Purchaser"), hereby agree as follows:

      1. The Trust hereby offers the Purchaser and the Purchaser hereby purchases ten shares of the Enhanced Large Cap Fund (the "Enhanced Large Cap Shares") for $10.00 per share. The Trust hereby acknowledges receipt from the Purchaser of funds in full payment for the foregoing Enhanced Large Cap Shares shares.

      2. The Purchaser represents and warrants to the Trust that the foregoing Enhanced Large Cap Shares are being acquired for investment purposes and not with a view to the distribution thereof.

      IN AGREEMENT WHEREOF, and intending to be legally bound hereby, the parties hereto have executed this Agreement as of December 5, 2005.

                                              NORTHERN FUNDS

                                              By:   /s/ Lloyd A. Wennlund
                                                   -----------------------------

                                              ERIC K. SCHWEITZER

                                              By:   /s/ Eric K. Schweitzer
                                                   -----------------------------